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                                                                      EXHIBIT 5

               [BERLINER ZISSER WALTER & GALLEGOS, P.C. LETTERHEAD]


                                   May 7, 1997


Swisher International, Inc.
6849 Fairview Road
Charlotte, North Carolina 28210

    Re:  Registration Statement on Form S-3
         (S.E.C. File No. 33-98010) Covering 349,000
         Shares of Common Stock of Swisher International, Inc.
         -----------------------------------------------------

Ladies and Gentlemen:

    We have acted as counsel to Swisher International, Inc., a Nevada corporation (the "Company"), in connection with the proposed offering by certain selling shareholders of the Company of 349,000 shares of Common Stock (the "Shares"), in accordance with the registration provisions of the Securities Act of 1933, as amended.

    In such capacity, we have examined, among other documents, the Registration Statement on Form S-3 filed by the Company with the Securities and Exchange Commission on or about May 7, 1997 (as the same may be amended from time to time, the "Registration Statement"), covering the offering of the Shares.

    Based on the foregoing and on such further examination as we have deemed relevant and necessary, we are of the opinion that:

    1. The Company is a corporation duly organized and validly existing in good standing under the laws of the State of Nevada.

    2. The Shares have been legally and validly authorized under the Articles of Incorporation of the Company, as amended, and are, or will be upon issuance and receipt of the consideration therefor, duly and validly issued, outstanding, and fully paid and nonassessable.

    We hereby consent to the use of our name and to the references to our firm in the Prospectus forming a part of the Registration Statement, and to the filing of a copy of this opinion as Exhibit No. 5 thereto.

                             Very truly yours,

                             BERLINER ZISSER WALTER & GALLEGOS, P.C.